Exhibit 2.3

Addendum to the Loan Agreement

between BIOCERES S.A.

and

BIOCERES CROP SOLUTIONS CORP.

dated March 14th 2019

In the city of Rosario, Santa Fe Province, on the seventh day of the month of May of 2019, by and between the Party of the first part, BIOCERES S.A. domiciled at Ocampo n° 210 bis, Edificio INDEAR, Predio CCT, Rosario, Santa Fe Province (hereinafter referred to as “BIOCERES”), and the Party of the second part BIOCERES CROP SOLUTIONS CORP. domiciled at Maples Corporate Services Limited PO BOX 309, Ugland House, Grand Cayman, Cayman Islands (hereinafter referred to as “The Borrower”) and jointly referred to as the “Parties”, this addendum is entered into (hereinafter referred to as “the Addendum”) made to the Loan Agreement entered into on March 14, 2019 between the Parties, (hereinafter referred to as the “Agreement”), a copy of which is attached hereto as Appendix A, whose Definitions, Terms and Conditions remain in force, are applicable, and are deemed to be reproduced to the extent that they are not expressly modified by this Addendum; and

CONSIDERING that the Parties have agreed on the possibility of compensating the debtor and creditor balances among their obligations and/or those of their affiliates in such a way as to result in a single net balance to be repaid.

THEREFORE:

FIRST: The Parties agree to modify the clause ONE of the Agreement, which shall read as follows:

ONE: PURPOSE: The Borrower requests, and BIOCERES undertakes to grant, a loan for a capital amount of fifteen million US dollars (US$ 15,000,000), (the “Capital”), and hereinafter the “Loan”.

SECOND: The Parties agree to modify clause TWO of the Agreement, which shall read as follows:

SECOND: REPAYMENT OF CAPITAL. The Borrower undertakes to repay the Capital in five annual and consecutive instalments, the first due on May 7th 2020; and from there according to the schedule set out in Appendix A (the “Capital Maturity Dates”). The term for the total repayment of the Capital plus the compensatory interest set out in clause THREE, shall be on May 7th 2024 (hereinafter referred to as the “Term of the Agreement”).

THIRD: The Parties agree to modify clause THREE of the Agreement, which shall read as follows:

THREE: COMPENSATORY INTEREST. The Capital will earn a nominal 9.875% per annum as compensatory interest, which will be paid quarterly according to the schedule established in Appendix A.

FOURTH: The Parties agree to modify clause ELEVEN of the Agreement, which shall read as follows:

ELEVEN: COMPENSATIONS AND EARLY CANCELLATION. The Borrower may, by irrevocable written notice sent to BIOCERES, at any time or from time to time, (i) offset the outstanding balance with claims against BIOCERES and/or its affiliates and/or (ii) prepay the Loan in whole or in part without any premium, commission or penalty, together with interest accrued up to that date.

FIFTH: The Parties agree that the Effective Date of this Addendum is the date of signature of the Agreement and that with the exception of those terms expressly modified by this Addendum, all other terms, conditions and clauses of the Agreement remain in full force and effect and are considered unaltered. In no case shall this Addendum may be interpreted as a novation of the obligations assumed by the Parties.

The Parties sign two equal counterparts of this document in the place and date indicated above.

/s/Celina Trucco

On behalf of BIOCERES S.A.

Name: Celina Trucco

Position: Legal Representative

/s/Federico Trucco

On behalf of BIOCERES CROP SOLUTIONS CORP.

Name: Federico Trucco

Position: Chairperson

APPENDIX A

CAPITAL MATURITY SCHEDULE

		Amortization
Month	Date	%	US$	Interests
3	08/07/2019	9.875	370,312.5	YES
6	11/07/2019	9.875	370,312.5	YES
9	02/07/2020	9.875	370,312.5	YES
12	05/07/2020	9.875	3,370,312.5	YES
15	08/07/2020	9.875	296,250	YES
18	11/07/2020	9.875	296,250	YES
21	02/07/2021	9.875	296,250	YES
24	05/07/2021	9.875	3,296,250	YES
27	08/07/2021	9.875	222,187.5	YES
30	11/07/2021	9.875	222,187.5	YES
33	02/07/2022	9.875	222,187.5	YES
36	05/07/2022	9.875	3,222,187.5	YES
39	08/07/2022	9.875	148,125	YES
42	11/07/2022	9.875	148,125	YES
45	02/07/2023	9.875	148,125	YES
48	05/07/2023	9.875	3,148,125	YES
51	08/07/2023	9.875	74,062.5	YES
54	11/07/20203	9.875	74,062.5	YES
57	02/07/2024	9.875	74,062.5	YES
60	05/07/2024	9.875	3,074,062.5	YES